Exhibit 99.1

Meridian Waste Solutions’ Attis Innovations Awarded $3 Million Biorefinery Grant from the USDA

Focused on Conversion of Lignin into Renewable Alternative for ABS Resin

ATLANTA, GA (Accesswire) – January 8, 2018: Meridian Waste Solutions, Inc. (NASDAQ: MRDN) (“Meridian” or the “Company”), an integrated, non-hazardous solid waste services and innovative technology company, announced today the award of a $3 million grant from the USDA to support the commercialization of patented and patent-pending lignin conversion and refining technologies owned by Meridian’s subsidiary, Attis Innovations, Inc. (“Attis”). Attis Innovations is the combination of recent transactions with American Science and Technology Corp. and Advanced Lignin Biocomposites LLC.

Lignocellulose, or lignin, is ubiquitous in biomass, and yet it is highly-resistant to the chemical, biological, and other processes historically used for the conversion and refining of biomass into renewable products. This resistance has created significant challenges and opportunities for the more efficient use of cellulosic feedstocks in conventional production processes, such as biorefineries and paper mills that currently burn lignin for its fuel value of only about $50 per ton.

The U.S. Department of Energy’s Bioenergy Technologies Office has consequently identified the need for technologies to be developed for the efficient use of lignin as a key target for accelerating the growth of the U.S. bioeconomy.

Development Consortium

To address this challenge, a team comprising Oak Ridge National Laboratory, the University of Tennessee’s Center for Renewable Carbon, University of Wisconsin-Stevens Point, the Natural Resource Research Institute, Long Trail Sustainability, and Attis’ research and development unit, American Science and Technology Corporation, presented the U.S. Department of Agriculture with a pathway based on Attis’ technology to allow biorefineries to compete with petroleum.

That pathway relies on Attis’ patented and patent-pending AST-Organosolv process to fractionate biomass into cellulose, hemicellulose, and lignin, followed by the conversion of cellulose and hemicellulose into biofuel (butanol), and the conversion of lignin into acrylonitrile-butadiene-lignin (ABL Resin) using technology developed and patented by Oak Ridge National Laboratory and licensed to Attis.

The resulting ABL Resin product is proven to be a higher-performing renewable offset for the petroleum-derived resin acrylonitrile-butadiene-styrene (ABS). With a market value of $1,500 to $2,400 per ton, abundant low-cost feedstock supplies, and robust multi-sector offset demand, Attis’ new ABL Resin product has the potential to make a significant and valuable contribution to reducing U.S dependence on petroleum-derived chemicals and fuels.

“The enormous potential of our biorefining technology demonstrates the need for the company to increase its focus on the more efficient use of the natural resources as an alternative to conventional waste management and other practices, such as disposal or co-generation,” said Jeff Cosman, CEO of Meridian. “We believe we can build significant and enduring shareholder value by converting low value waste streams and other resources into far more valuable commercial products. We are enthused with the Attis technology portfolio in that regard, and are grateful and excited to have the support of the U.S. Department of Agriculture and a highly-accomplished team of experts working with us.”

Additional information on Attis’ technologies is available online at www.attisinnovations.com and www.amsnt.com. A more complete description of the grant award and scope is available online at https://cris.nifa.usda.gov/cgibin/starfinder/0?path=fastlink1.txt&id=anon&pass=&search=R=77531&format=WEBLINK

About Meridian Waste Solutions, Inc.

Meridian Waste Solutions, Inc. (NASDAQ: MRDN) is a company defined by our commitment to servicing our customers with unwavering respect, fairness and care. We are focused on finding and implementing solutions for the resource needs and challenges of our customers with a fundamental objective to seek rewarding environmental solutions through technology and innovation. Our core waste business is centered on residential and commercial waste collection and disposal. Currently, the company operates in St. Louis, Missouri and Richmond, Virginia servicing over 113,000 residential, commercial, industrial and governmental customers. In addition to a fleet of commercial, residential and roll off trucks, the Company operates three transfer stations, one recycling facility and three municipal solid waste landfills. The technology division centers on creating community-based synergies through healthcare collaborations and software solutions. Our innovation division (http://attisinnovations.com) strives to create value from recovered resources, through advanced byproduct technologies and assets found in downstream production. For more information, visit www.MWSinc.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other thing, statements regarding the offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

Media and Investors Contact:

Hayden IR

ir@meridianwastesolutions.com

(917) 658-7878